Exhibit 16.1

April 7, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 7, 2015, of Foundation Medicine, Inc. and are in agreement with the statements contained in paragraphs one, two, and three of Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP